Exhibit 3.43

CERTIFICATE OF INCORPORATION

OF

TECHNOLOGY RESOURCE SOLUTIONS, INC.

Under Section 402 of the Business Corporation Law

The undersigned, a natural person at least twenty-one (21) years of age, for the purpose of forming a corporation pursuant to the provisions of the Business Corporation Law of the State of New York, does hereby certify as follows:

FIRST: The name of the Corporation is:

TECHNOLOGY RESOURCE SOLUTIONS, INC.

SECOND: The purposes for which it is formed are as follows:

To engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law.

To engage in any commercial, mercantile, industrial, manufacturing, research or franchising business not prohibited by law and any, some or all of the foregoing.

To acquire, hold, create interest in, or dispose of real or personal property, tangible or intangible, of any kind and any manner.

THIRD: The office of the Corporation is located within the County of Erie and State of New York.

FOURTH: The capital stock is to consist of two hundred shares of no par value each, all of which are to be of the same class.

FIFTH: The Secretary of State is designated as the agent of the Corporation upon whom process against it may be served. The post office address to which the Secretary of State shall mail a copy of process in any action or proceeding against the Corporation which may be served upon her is 8320 Royal Ascot Circle, East Amherst, New York 14051.

IN WITNESS WHEREOF, the undersigned has executed and acknowledged this Certificate of Incorporation this 4th day of December 2002.

/s/ David V. Sanchez
David V. Sanchez, Incorporator
1300 Main Place Tower
Buffalo, New York 14202

STATE OF NEW YORK	)

COUNTY OF ERIE	)	SS:

On this 4th day of December 2002, before me, the subscriber, personally appeared DAVID V. SANCHEZ to me known to be the same person described in and who executed the foregoing instrument, and he duly acknowledged to me that he executed the same.

/s/ Linda L. Jarish
Notary Public

LINDA L. JANISH
Notary Public, State of New York Qualified in Erie County My Commission Expires 12/11/05